SHAREHOLDER NEWS

BankFirst
CORPORATION

FEBRUARY 2022

Bank First Corporation Signs Definitive Agreement to Acquire Denmark Bancshares, Inc.

Bank First Corporation recently announced the signing of an Agreement and Plan of Merger with Denmark Bancshares, Inc. (OTCQX: DMKBA and DMKBB) parent company of Denmark State Bank, a Wisconsin state-chartered bank, under which Bank First has agreed to acquire 100% of the common stock of Denmark in a combined stock-and-cash transaction.

Under the terms of the Agreement and Plan of Merger, each Denmark shareholder will have the option to receive either $38.10 in cash per share or 0.5276 of a share of Bank First's common stock in exchange for each share of Denmark common stock, subject to share reconciliation, proration, and allocation procedures, such that no less than 80% of Denmark shares will receive stock consideration and no greater than 20% will receive cash consideration. The aggregate consideration is valued at approximately $119 million.

As of December 31, 2021, Denmark had approximately $687.6 million in consolidated assets, $479.4 million in gross loans, $614.5 million in deposits and $68.0 million in consolidated stockholders'

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MESSAGE FROM THE CEO



MIKE MOLEPSKE

To our shareholders,

In this newsletter, I want to discuss topics focused on you, our shareholder. We very much appreciate the trust you have placed in Bank First's remarkable team of bankers to be good stewards of your investment. We all take our fiduciary responsibility to serve you very seriously. If you ever have any questions regarding your investment, please do not hesitate to contact one of the members of our Investor Relations Team. The team includes Kelly Dvorak, General Counsel and Corporate Secretary; Shannon Klahn, Assistant Executive Officer; and me. Please find our direct contact information on the next page of this newsletter.

Many of you hold your Bank First shares electronically at our transfer agent, Computershare, a brokerage company, or your financial advisor. When your shares are held in this fashion they are readily marketable and can be traded anytime. However, many of you still hold your shares in paper certificate form. These certificates may or may not be readily tradable depending on whether they contain a restrictive legend that was placed on them prior to Bank First becoming a fully public company. Shares containing a restrictive legend are not readily marketable and must have the legend removed before they can be sold or transferred.

We recommend that if you hold any paper certificates, you convert them to electronic form. One of the many benefits of converting your paper shares into electronic shares is that electronic shares cannot be lost. If you lose your paper certificate, it is costly and time consuming to replace. Shareholders needing a replacement certificate must provide a signed affidavit describing the loss and purchase a surety bond to protect against the possibility that the lost certificate may be presented later. The bond costs 3.0% of the current market value of the missing certificate. Kelly, Shannon and I are available to assist you with getting the restrictive legend removed and/or converting your paper shares into electronic form.

If you hold electronic shares, you are eligible to participate in Bank First's Dividend Reinvestment Plan (DRIP) whereby the cash dividends you would receive are automatically used to purchase additional Bank First shares and deposited into the account where you hold your shares, either at Computershare or at your brokerage firm. In the next few weeks you will be receiving a letter in the mail with more information about the program and how to participate.

Again, thank you for trusting us with your investment. Remember, our Investor Relations Team is available to answer any questions you may have regarding your Bank First shares.

Lasty, we are excited to announce that we will be holding our annual shareholder meeting in person this year. The meeting is scheduled for **4:00 PM on Monday, June 13,** and will be held at the Franciscan Center for Music Education and Performance located at 6751 Calumet Avenue, Manitowoc, WI 54220. We hope you will be able to attend!

Mike

Michael B. Molepske,
CEO and President
(920) 652-3202

Bank First Corporation Financial Results for twelve months ended December 31, 2021

FOURTH QUARTER



KEVIN LEMAHIEU
Chief Financial Officer
(920) 652-3362

Total assets for the Company increased by 8.1% to $2.94 billion at December 31, 2021, compared to $2.72 billion at December 31, 2020. Loans grew by $44.1 million on a year-over-year basis, ending 2021 at $2.24 billion. Excluding loans that were originated and forgiven under the Small Business Administration's Paycheck Protection Program ("PPP") over the last two years, loans increased by $184.1 million, or 9.1%, during 2021. Loans originated under PPP were designed to help small businesses weather the impact of COVID-19, and were designed to be forgiven if the indebted corporations continued to employ their workforce. These loans were never intended to be a long-term part of the Company's loan portfolio. Deposits grew by $207.5 million on a year-over-year basis, ending 2021 at $2.53 billion. Noninterest-bearing demand deposits made up 32.0% of our overall core deposits at December 31, 2021. Time deposits, which typically carry the highest interest rates of all deposit products, comprised just 10.1% of the Company's core deposits at December 31, 2021.

Earnings per share for the year ended December 31, 2021, was $5.92. This represents an increase of 16.8% compared to earnings per share of $5.07 during 2020. Net income was $45.4 million for the year ended December 31, 2021, compared to $38.0 million during 2020. Net interest margin ("NIM") was 3.47% for 2021, down from 3.84% during 2020. When the impacts of accounting rules for acquired loans and deposits are removed from Bank First's reported NIM, the resulting core NIM decreased from 3.65% for 2020 to 3.39% for 2021. This decline was the result of a low overall interest rate environment caused by the Federal Reserve Bank's ("Fed") response to the economic uncertainty caused by COVID-19. While NIM compressed over these time frames, the Company's low reliance on time deposits allowed it to respond quickly to lower rates, resulting in less impact to NIM than experienced by most peer institutions.

Total non-interest income was $23.5 million for 2021, matching non-interest income during 2020. Gains on sales of mortgage loans on the secondary market increased by 38.8% from $5.3 million during 2020, a historically high level at the time, to $7.4 million during 2021, the result of a continued robust retail lending environment. While activity levels in retail lending can be unpredictable from year-to-year, and are anticipated to decline due to anticipated rate increases during 2022, the resulting income that Bank First makes from servicing these sold loans continues into future years. Loan servicing income experienced an increase of $2.4 million, or 170.4% for 2021 compared to 2020. Income from service charges increased $1.1 million, or 22.5% year-over-year, the result of new markets from three acquisitions in a little more than four years. The increases in all of these areas were offset by the fact that the Company experienced gains on sales of investments and our Chetek branch totaling $4.9 million during 2020, compared to a small loss on sales of investments and no branch sales during 2021.

Total non-interest expense decreased by $2.8 million, or 5.3%, from $53.4 million in 2020 to $50.5 million in 2021. Personnel expense, easily the largest component of non-interest expense for the Company, was up 4.6% from 2020 to 2021 as a result of normal annual compensation increases along with the impact of added scale from recent acquisitions of other institutions. Occupancy and supplies expense were both elevated during 2020 due to the cost of responding to the early stages of COVID-19, and were down 11.0% and 18.2%, respectively, year-over-year. Small gains on sales of other real estate owned during 2021 compared favorably to losses on these transactions totaling $1.4 million during 2020. Finally, due to a surplus of liquidity that developed at the Company during 2020, $30.0 million in borrowings from the Federal Home Loan Bank were paid back prior to maturity, leading to a prepayment fee of $1.3 million, but saving the Company $1.7 million in interest expense over the next three years. There was no similar prepayment or expense during 2021. The Company's efficiency ratio for the year ended December 31, 2021 was 44.1%, improving from 47.8% for the year ended December 31, 2020.

Total shareholders' equity increased by 9.4% to $322.7 million at December 31, 2021, compared to $294.9 million at December 31, 2020. This $27.8 million increase in shareholders' equity was accomplished through strong earnings, offset by distributing $8.7 million to shareholders' in dividends and utilizing another $8.3 million for share repurchases during 2021.

Bank First / Denmark merger

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equity. Based on the financial results as of December 31, 2021, the combined company will have total assets of approximately $3.6 billion, loans of approximately $2.7 billion and deposits of approximately $3.2 billion.

The Agreement and Plan of Merger has been approved by the Boards of Directors of Bank First and Denmark. The closing of the transaction, which is targeted to take place early third quarter 2022, is subject to customary closing conditions, including regulatory approval and approval by the shareholders of Denmark and Bank First.

Quarterly Common Stock Cash Dividend

The Corporation's Board of Directors approved a quarterly cash dividend of $0.22 per common share. The dividend is payable on April 6, 2022, to shareholders of record as of March 23, 2022.

Bank First Corporation Contacts

KELLY DVORAK
General Counsel / Corporate Secretary
(920) 652-3244
kdvorak@bankfirstwi.bank

SHANNON KLAHN
Assistant Executive Officer
(920) 652-3222
sklahn@bankfirstwi.bank

MIKE MOLEPSKE
CEO and President
(920) 652-3202
mmolepske@bankfirstwi.bank

FINANCIAL PERFORMANCE

Consolidated Statements of Financial Condition

	12/31/2021	12/31/2020
	(In Thousands)	
ASSETS		
Cash, Cash Equivalents and Fed Funds Sold	$ 296,860	$ 170,219
Investment Securities	218,600	171,708
Other Investments at Cost	9,004	8,896
Loans, Net	2,215,199	2,173,802
Premises and Equipment	49,461	43,183
Other Assets	148,428	150,208
Total Assets	**$ 2,937,552**	**$ 2,718,016**
LIABILITIES		
Deposits	$ 2,528,440	$ 2,320,963
Securities Sold Under Repurchase Agreements	41,122	36,377
Borrowed Funds	25,511	40,969
Other Liabilities	19,826	24,850
Total Liabilities	**$ 2,614,899**	**$ 2,423,159**
Total Shareholder Equity	**322,653**	**294,857**
Total Liabilities and Shareholder Equity	**$ 2,937,552**	**$ 2,718,016**

Consolidated Statements of Income

	12/31/2021	12/31/2020
	(In Thousands, Except Per Share Data)	
Total Interest Income	$ 98,386	$ 100,700
Total Interest Expense	8,304	13,865
Net Interest Income	90,082	86,835
Provision for Loan Losses	3,100	7,125
Net Interest Income After Provision for Loan Losses	86,982	79,710
Total Other Income	23,518	23,520
Total Operating Expenses	50,533	53,353
Income Before Provision for Income Taxes	59,967	49,877
Provision for Income Taxes	14,523	11,831
Net Income	**$ 45,444**	**$ 38,046**
Earnings Per Share: Basic	**$ 5.92**	**$ 5.07**
Earnings Per Share: Diluted	**$ 5.92**	**$ 5.07**

Key Financial Metrics

	12/31/2021	12/31/2020
Return on Average Assets (YTD)	1.60%	1.52%
Return on Average Equity (YTD)	14.64%	14.33%
Full-Time Equivalent Employee (FTE) - period end	287	314
Average Assets per Average FTE	$ 9,511	$ 8,320
Dividend Payout Ratio	19%	16%
Dividends Per Share (YTD)	$ 1.14	$ 0.81
Net Interest Margin (YTD)	3.47%	3.84%
Shares Outstanding - period end	7,616,540	7,709,497

Bank First announces promotions


WOLDT


KREPLINE


BRADLEY


LONGMEYER


HANKE


PATTERSON


KLAHN


HICKS


MLSNA

JOAN WOLDT, Executive Vice President and Regional President, has been promoted to Executive Vice President and Chief Operating Officer. Joan started with Bank First in 2010 as Regional President, hired alongside a team of bankers to establish a new Fox Valley Region for the bank. She was first responsible for the Oshkosh market, then Appleton, and eventually oversaw the Green Bay market as well. Total relationship core deposits in these markets have grown in aggregate to $390 million, and loans have grown in excess of $658 million during her tenure. Joan brings a culture and focus on the bank's customer experience, understanding the importance of attracting, retaining, and developing strong bankers in its markets. Joan will assume many of the duties and responsibilities of Mike Dempsey, who announced earlier this year he will retire from his role as President in June 2022.

JASON KREPLINE, Executive Vice President and Senior Loan Officer, has been promoted to Executive Vice President and Chief Lending Officer. Jason started with Bank First in 2005 as Vice President of Business Banking. Soon thereafter he was promoted to Regional President and Senior Loan Officer, where he was responsible for establishing the bank's footprint in Sheboygan while ensuring Bank First's lending portfolio remained in line with its culture of superior credit quality. Since 2008, Bank First has seen exponential growth in Sheboygan under the leadership of Jason, growing from $61 million in total deposits to $326 million and from $142 million in total loans to $454 million. Today, Jason oversees Bank First's Sheboygan County and West Regions in addition to providing leadership on bank credit decisions. In his new role as Chief Lending Officer, Jason will also be appointed as Chair of Bank First's Board Loan Committee.

BILL BRADLEY, Senior Vice President and Market Manager of Appleton, has been promoted to Regional President of Bank First's Fox Valley, Green Bay, and Waupaca markets. Bill joined Bank First in 2013 and has over 20 years of banking experience. Bill will continue to be responsible for the retention and growth of customer relationships as well as employee development for Bank First. In his new role, he will support the market managers within his region to further grow relationships and develop talent at the bank.

MATT LONGMEYER has been promoted to Vice President – Director of Technology. Matt began his career at Bank First in 2013 as Information Technology Intern. He joined the bank full time as Information Technology Specialist in 2014 and was promoted to Information Technology Officer in 2017. In this expanded role, Matt will be responsible for all aspects of IT management, network infrastructure, business application systems, and cybersecurity.

ODEYSSA HANKE has been promoted to Retail Training Officer. Odeyssa has been with Bank First for 15 years, starting as a Teller. She began assisting with front line training and transitioned to the bank's Branch Operations Department in 2019 as Retail Banking Training Specialist. In her new role, Odeyssa will direct and coordinate the Teller and Customer Service Representative training program, provide leadership to a specialized team of instructors, assist with retail products and initiatives, and continue to conduct bank-wide education on creating an exceptional customer experience.

JOSHUA PATTERSON, Vice President – Branch Manager, has been promoted to Vice President – Market Manager in Watertown. Joshua joined Bank First in 2020 and has over 16 years of experience in the financial industry, specializing in mortgage lending and small business lending. A proven leader in the Watertown market, Joshua will continue to be responsible for growing new and enhancing existing retail banking relationships, as well as small business relationships. He will also be instrumental in attracting and developing a core team of bankers in Watertown.

DEREK KLAHN has been promoted to Plymouth Market President. Derek joined the bank in 2014 as a Business Analyst and continues to be an essential member of the Sheboygan County business banking team, most recently serving as Senior Vice President – Business Banking. In his new role, Derek will be responsible for the growth and development of the bank's Plymouth market while providing mentorship to the staff at the Plymouth office.

ELI HICKS has been promoted to Business Banking Representative. Eli joined the bank in 2019 as Business Banking Analyst, providing support to the business loan department through credit underwriting and the recent Small Business Administration's Paycheck Protection Program (PPP). He is one of Bank First's leading PPP experts and a key customer contact for applications and forgiveness processing. In his new role, Eli will continue to assist the bank's business banking teams while developing new and enhancing existing business relationships in Green Bay and the Fox Valley regions.

CODY MLSNA, Credit Analyst, has been promoted to Credit Officer. Cody joined Bank First through its merger with Timberwood Bank in 2020 and has over five years of experience as a Credit Analyst. During his tenure, he has supported the Tomah Business Banking team by underwriting and helping structure commercial lending relationships, with a focus on agricultural banking. Cody has become the Small Business Administration (SBA) lead for the bank and assists with nearly every SBA loan originated at Bank First. In his expanded role, Cody will be a lead for the entire credit team by assisting with work flow administration, underwriting the bank's most complex relationships, and training credit analysts.